EXHIBIT 99.1

Heat Biologics Receives Recommendation from Independent Data Monitoring Committee to Continue Enrollment of Phase 2 Clinical Trial for HS-110 and Nivolumab for Treatment of Non-small Cell Lung Cancer

DURHAM, NC – February 20, 2018 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a biopharmaceutical company developing drugs designed to activate a patient’s immune system against cancer, has received a recommendation by the Independent Data Monitoring Committee (DMC) to continue patient enrollment of its ongoing Phase 2 Clinical Trial for HS-110 and nivolumab for the treatment of advanced non-small cell lung cancer (NSCLC).

The recommendation follows the first of several planned DMC meetings that took place on Wednesday, Feb. 14, 2018, to discuss the continued development of the trial.

“We believe that the continued advisement from an independent, unbiased committee of expert clinicians will help guide us to select the most appropriate patient population to include in a registrational trial for NSCLC,” said CEO of Heat, Jeff Wolf. “We look forward to expanding enrollment to additional patient cohorts who may benefit from our therapy.”

To-date, 35 adenocarcinoma patients with no prior history with checkpoint inhibitors have been treated with the HS-110/nivolumab combination. Further enrollment is expected to also include patients with squamous cell histology as well as those who have relapsed after checkpoint inhibitor therapy.

Heat will be hosting an analyst and investor event in New York City on February 28, 2018, at 8 a.m. ET, to discuss data generated from the first 35 patients enrolled in this trial. Event details and webcast information to be provided prior to the event.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient’s immune system against cancer using of CD8+ “Killer” T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot" and be administered in combination with checkpoint therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for advanced non-small cell lung cancer, in combination with Bristol-Myers Squibb’s nivolumab (Opdivo®). We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the ability to select the most appropriate patient population based on guidance from the committee, expansion of enrollment to additional patient cohorts who may benefit from our therapy including patients with squamous cell histology as well as those who have relapsed after checkpoint inhibitor therapy and potential benefits of our products. These statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat’s ImPACT® therapy to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s  ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican, and the other factors described in Heat’s most recent annual report on Form 10-K and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

Melissa M Conger

Heat Biologics

+1 919 289 4017

mconger@heatbio.com